Exhibit 99.2

         Moldflow Reports Second Fiscal Quarter 2004 Results;
    Threefold increase in earnings over same period of prior year

   WAYLAND, Mass.--(BUSINESS WIRE)--Jan. 26, 2004--Moldflow Corporation (NASDAQ: MFLO) today announced the results for its second fiscal quarter and first six months of 2004. Worldwide revenue of $10.6 million for the quarter ended December 27, 2003 represented a 19% increase from the corresponding quarter of fiscal 2003. For the second quarter, Moldflow reported net income, as measured under generally accepted accounting principles ("GAAP"), of $595,000, or $0.06 per diluted share, compared to net income of $201,000, or $0.02 per diluted share, during the same quarter of fiscal 2003, a threefold increase.
   For the first six months of fiscal 2004, revenue of $20.1 million increased 17% over the corresponding period of the prior year. Net income for the first six months of fiscal 2004 of $1.0 million, or $0.10 per diluted share, increased from $216,000, or $0.02 per diluted share in the same period of fiscal 2003.
   Roland Thomas, president and chief executive officer of Moldflow said, "We are pleased to report another quarter of strong sales performance, with results that were in line with, and in some respects, better than our expectations. We noted particular strength in sales of our design products in Europe where we also benefited from foreign currency movements."
   "In December, we released new products in each of our product lines and both contributed to the solid performance in the second quarter. We released Moldflow Plastics Advisers 7.0, targeted at design engineers who use our Design Optimization products during the initial stages of part and mold design. Two newly introduced modules in this product family, Performance Adviser and Cooling Circuit Adviser, expand the breadth of analysis capabilities in this product, allowing us to deliver enhanced cost-effective simulation capabilities to a wider mid-market audience. These modules contributed to the growth in this product line."
   "We also introduced the English and Spanish language versions of the Moldflow Manufacturing Solutions/Production Monitoring product in December. This product, based upon technology and products acquired in our purchase of Controle de Processus Industriels last year, is the first major step in our plan to deliver this functionality to our global customer base" said Thomas. "As the plastics processing industry continues its trend of consolidation and globalization, it is increasingly important for companies to gain access to plant-wide and enterprise-wide information in order to measure, manage and control their operations to maximize their profitability. MMS/Production Monitoring provides a comprehensive set of manufacturing plant monitoring tools which provide management with the data for critical decision making."
   He continued, "I am also particularly excited about our acquisition of American MSI, announced earlier today. American MSI has, over the course of the past twenty years, established a leading position as the premier supplier of hot runner controls for high-end, sophisticated molding applications in the United States and has received critical acclaim for its high standards for quality and customer service. In connection with this acquisition, we will reorganize our Company's marketing, sales and support activities into business units focused on Design Analysis and Manufacturing Solutions. I look forward to working with Tim Triplett, former president and chief executive officer of American MSI, in his new role as executive vice president and general manager for the Moldflow Manufacturing Solutions business unit, as we seek to further expand our footprint in the growing market for high intellectual content solutions which increase productivity and profit on the manufacturing shop floor."
   Thomas concluded, "The results for the second quarter represent continued progress toward the achievement of our plans for the fiscal year. We entered fiscal 2004 focused on earnings growth, and, as we now enter the second half of our fiscal year and begin the integration of the newly acquired American MSI business, we remain committed to meeting that objective."

   Second Quarter Highlights

   Second quarter 2004 revenue totaled $10.6 million and represented an increase of 19% over the same period in the prior year. Excluding the impact of movements in foreign currency exchange rates, total revenue increased 7% over the corresponding period of the prior year. On a sequential basis, total revenue in the second fiscal quarter increased 12%, while the increase in revenue on a constant currency basis was 7%.
   Total product revenue for the second quarter of fiscal 2004 of $5.1 million increased by 21% over the same quarter of fiscal 2003 and increased 17% sequentially from the preceding quarter, consistent with seasonal trends. On a constant currency basis, product revenue increased 7% over the same quarter of fiscal 2003 and increased 11% sequentially from the preceding quarter. Revenue from Manufacturing Solutions products during the second quarter represented approximately 19% of total product revenue, compared to 23% in the same quarter of the prior year, during the second quarter Design Optimization products accounted for 81% of total product revenue. Services revenue, primarily comprised of revenue from maintenance and support contracts, was $5.5 million for the second quarter of fiscal 2004, up 17% from the same quarter in fiscal 2003 and up 7% from the preceding quarter. On a constant currency basis, services revenue increased 7% from the same quarter in fiscal 2003 and increased 3% from the preceding quarter.
   On a regional basis, revenue in Europe represented 46% of Moldflow's total revenue for the second quarter of fiscal 2004, while revenue in the Asia Pacific and Americas regions represented 32% and 22% of total revenue, respectively. In total, 122 new customers were added during the quarter.
   As of December 27, 2003, the Company had $53.0 million in cash and marketable securities and no long-term debt. Cash used in operations in the second fiscal quarter of 2004 was $226,000 and negative free cash flow was $818,000. Please refer to the Unaudited Condensed Consolidated Statement of Cash Flows attached to this press release for a complete reconciliation of free cash flow to cash flows provided by operating activities as measured under GAAP.

   Business Outlook

   The current business outlook is based on information as of January 26, 2004 and is current as of that day only. These statements are forward looking, and actual results may differ materially.
   The acquisition of American MSI will be recorded using the purchase method of accounting for business combinations, and therefore, Moldflow's results of operations will include the results of operations of American MSI from the acquisition date. The acquisition of American MSI is expected to be accretive to earnings in fiscal year 2004, excluding the impact of purchase accounting adjustments, including those related to the recognition of revenue in American MSI's order backlog at the purchase date and the amortization of purchased intangibles. Management will discuss the acquisition and its plans for integration of the operations of AMSI during its quarterly earnings release conference call on January 26, 2004.
   Based on current visibility, Moldflow expects revenue for the combined business for the third fiscal quarter of 2004 to be between $12.2 million and $12.8 million.

   Financial Results

   The unaudited condensed consolidated financial statements and supplemental information for the second fiscal quarter ended December 27, 2003 follow.

   Use of Non-GAAP Financial Information

   To supplement our unaudited consolidated financial statements presented on a GAAP basis, we may use a non-GAAP, or "pro forma", measure referred to as free cash flow that we believe is appropriate to enhance an overall understanding of our historical financial performance and future prospects. Free cash flow is among the primary indicators management uses as a basis for evaluating our financial performance as well as for forecasting of future periods. For this reason, and because this measure presents additional information that is not readily ascertainable from the GAAP presentation, management believes this non-GAAP measure can be useful to investors, potential investors and others. The presentation of free cash flow is not meant to be considered in isolation or as a substitute for cash flow from operations prepared in accordance with GAAP.

   Information Dissemination

   Moldflow will host a conference call to discuss the second quarter 2004 results, the acquisition of American MSI and future outlook at 11:30 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investor Information section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

   About Moldflow Corporation

   Moldflow (NASDAQ: MFLO) is the leading global provider of automation and optimization software solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices, manufacturing and research and development centers in the United States, Europe, Australia, and Asia.
   Note to Editors: Moldflow, Moldflow Manufacturing Solutions, MMS, Moldflow Plastics Advisers and MPA are trademarks or registered trademarks of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

   Cautionary Statement Regarding Forward-Looking Information

   Pursuant to the safe harbor provisions of the United States
Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments,
(ii) the impact of the acquisition of American MSI on the Company's financial position and results of operations, and (iii) the Company's business outlook including revenue guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Optimization products, (ii) with respect to the Company's intention to integrate American MSI, the risk that the acquisition will not be integrated effectively, that it may have a negative impact on the Company's financial results including the potential that the Company may incur unexpected costs arising from integration of the people, products and operations of American MSI, or that the integration may result in lost revenue caused by business disruption or the distraction of our management, and (iii) with respect to the Company's business outlook, the risks that a continued weak world economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenues differs materially from that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2003 as well as its subsequent quarterly and annual filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Moldflow Corporation
Unaudited Consolidated Statement of Income
(in thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                  ----------------- -----------------
                                  Dec. 27, Dec. 28, Dec. 27, Dec. 28,
                                     2003     2002     2003     2002
                                  -------- -------- -------- --------

Revenue:
    Product                        $5,113   $4,216   $9,467   $7,912
    Services                        5,518    4,710   10,675    9,315
                                  -------- -------- -------- --------
Total revenue                      10,631    8,926   20,142   17,227
                                  -------- -------- -------- --------

Costs and expenses:
    Cost of product revenue           605      674    1,243    1,335
    Cost of services revenue          934      283    1,563      563
    Research and development        1,535    1,319    3,128    2,774
    Selling and marketing           4,698    4,463    8,884    8,628
    General and administrative      2,117    1,802    4,031    3,452
    Amortization of intangible
     assets                           110      159      221      318
                                  -------- -------- -------- --------
Total operating expenses            9,999    8,700   19,070   17,070
                                  -------- -------- -------- --------

Income from operations                632      226    1,072      157

Interest income, net                  290      284      558      571
Other income (loss), net                9      (84)     (34)     (62)
                                  -------- -------- -------- --------

Income before income taxes            931      426    1,596      666
Provision for income taxes            336      225      584      450
                                  -------- -------- -------- --------
Net income                           $595     $201   $1,012     $216
                                  ======== ======== ======== ========

Net income per common share:
  Basic                             $0.06    $0.02    $0.10    $0.02
  Diluted                           $0.06    $0.02    $0.10    $0.02
Weighted average shares:
  Basic                            10,059    9,973   10,054   10,040
  Diluted                          10,658   10,269   10,619   10,320



Moldflow Corporation
Unaudited Condensed Consolidated Balance Sheet
(in thousands)

                                                    Dec. 27, June 30,
                                                       2003     2003
                                                ------------ --------

Assets
Current assets:
 Cash and cash equivalents                          $40,956  $38,320
 Marketable securities                               12,004   13,820
 Accounts receivable, net                             6,233    6,147
 Inventories, prepaid expenses and other current
  assets                                              5,698    5,011
                                                ------------ --------
    Total current assets                             64,891   63,298

Fixed assets, net                                     4,107    3,891
Goodwill and other intangibles assets, net           10,191   10,355
Other assets                                          1,500    1,933
                                                ------------ --------
    Total assets                                    $80,689  $79,477
                                                ============ ========

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                                    $1,990   $1,684
 Accrued expenses                                     7,553    7,439
 Deferred revenue                                     6,480    8,551
                                                ------------ --------
    Total current liabilities                        16,023   17,674

Deferred revenue                                        788      513
Other long-term liabilities                             592      641
                                                ------------ --------
    Total long-term liabilities                       1,380    1,154
                                                ------------ --------
    Total liabilities                                17,403   18,828
                                                ------------ --------

Stockholders' Equity:
 Common stock                                           102      102
 Additional paid-in capital                          62,974   62,867
 Treasury stock                                        (823)    (926)
 Accumulated deficit                                 (3,078)  (4,090)
 Accumulated other comprehensive income               4,111    2,696
                                                ------------ --------
    Total stockholders' equity                       63,286   60,649
                                                ------------ --------

    Total liabilities and stockholders' equity      $80,689  $79,477
                                                ============ ========




Moldflow Corporation
Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

                                 Three Months Ended  Six Months Ended
                                  ----------------- -----------------
                                  Dec. 27, Dec. 28, Dec. 27, Dec. 28,
                                     2003     2002     2003     2002
                                  -------- -------- -------- --------

Cash flows provided by (used in)
 operating activities               $(226)    $352      $61      $85
Cash flows provided by (used in)
 investing activities                (664)   1,147      915    2,298
Cash flows provided by (used in)
 financing activities                  41       20      210     (712)
Effect of exchange rate changes
 on cash and cash equivalents       1,080      342    1,450      (85)
                                  -------- -------- -------- --------
Net increase in cash and cash
 equivalents                          231    1,861    2,636    1,586

Cash and cash equivalents,
 beginning of period               40,725   47,359   38,320   47,634
                                  -------- -------- -------- --------

Cash and cash equivalents, end of
 period                           $40,956  $49,220  $40,956  $49,220
                                  ======== ======== ======== ========



Reconciliation of the Unaudited Condensed Consolidated Statement of
 Cash Flows prepared in accordance with GAAP to free cash flows:

                                 Three Months Ended Six Months Ended
                                  ----------------- -----------------
                                  Dec. 27, Dec. 28, Dec. 27, Dec. 28,
                                     2003     2002     2003     2002
                                  -------- -------- -------- --------

Cash flows provided by (used in)
 operating activities               $(226)    $352      $61      $85
Purchases of fixed assets            (372)    (475)    (682)    (765)
Capitalization of software
 development costs                   (220)    (170)    (220)    (170)
                                  -------- -------- -------- --------

Free cash flows                     $(818)   $(293)   $(841)   $(850)
                                  ======== ======== ======== ========

    CONTACT: Moldflow
             Dawn Soucier, 508-358-5848 Ext. 234
             dawn_soucier@moldflow.com
             or
             Investor relations:
             Suzanne MacCormack, 508-358-5848 Ext. 239 suzanne_maccormack@moldflow.com